Exhibit 99.1

                       Semtech Announces New Chairman of
                          the Board Rockell N. Hankin



    CAMARILLO, Calif.--(BUSINESS WIRE)--Aug. 25, 2006--SEMTECH CORPORATION (NASDAQ:SMTC), today announced that on August 24, 2006 the Board of Directors of the Company appointed Rockell N. Hankin as its Chairman.
    Mr. Hankin, 59, a Director since 1988 and Vice Chairman of the Board since 1998, serves on the Company's Audit and Nominating Committees. He is a private investor and a director of Sparta, Inc. and two private companies. He is also the Vice Chair of the Kavli Foundation.
    Mohan R. Maheswaran, President and Chief Executive Officer, said "I am delighted that Rock Hankin has agreed to assume the responsibilities of Chairman. Rock has a broad range of business experience and is without question extremely well versed in corporate governance. His leadership will help me craft and execute Semtech's future strategy."
    Mr. Hankin succeeds John D. "Jack" Poe who has stepped down as Chairman. Mr. Poe has also taken a leave of absence from the Board pending the conclusion of the current investigation of stock option practices. Mr. Poe informed the Company that he was taking these actions in order to avoid even the appearance of a conflict of interest.

    About Semtech

    Semtech Corporation is a leading supplier of analog and mixed-signal semiconductors used in a wide range of computer, industrial and communication applications.



    CONTACT: Semtech Corporation
             John Baumann, 805-480-2010